Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Thursday, July 28, 2011	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS SECOND QUARTER RESULTS
Sales and Margin Growth Contribute to Record Second Quarter Earnings per Share
     DULUTH, GA – July 28 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of $2.4 billion for the second quarter of 2011, an increase of 35.3% compared to net sales of $1.7 billion for the second quarter of 2010. Reported net income was $1.36 per share and adjusted net income, excluding restructuring and other infrequent income, was $1.35 per share for the second quarter of 2011. These results compare to reported and adjusted net income per share of $0.66 for the second quarter of 2010. Excluding favorable currency translation impacts of 12.9%, net sales in the second quarter of 2011 increased 22.4% compared to the same period in 2010.
     Net sales for the first six months of 2011 were $4.2 billion, an increase of approximately 35.3% compared to the same period in 2010. Excluding the favorable impact of currency translation of approximately 8.8%, net sales for the first six months of 2011 increased approximately 26.6% compared to the same period in 2010. For the first six months of 2011, reported and adjusted net income, excluding restructuring and other infrequent income, were $2.17 per share. These results compare to reported net income of $0.76 per share and adjusted net income of $0.78 per share for the first six months of 2010.
     “Our record second quarter results reflect healthy farm economics and focused operational execution,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “We delivered improved margins, leveraging high levels of demand for agricultural equipment. In the second quarter of 2011, AGCO’s constant currency sales growth exceeded 20% for the second consecutive quarter, and operating margins rose 300 basis points compared to the second quarter of 2010. The margin increase in the second quarter was led by the Europe/Africa/Middle East (EAME) and North American regions. EAME operating margins rebounded to 12.5% driven by the European market recovery, and North American operating margins improved over 200 basis points from a year ago.”
     “In addition to our focus on margins, we are making investments to support the long-term growth of our business,” continued Mr. Richenhagen. “In the second half of 2011, we expect to increase the level of investments in new product development and market expansion in Asia and Eastern Europe. We expect to increase both our engineering efforts and capital expenditures as we work to meet Tier 4 emission requirements, introduce new products, improve our production facilities in Germany, and build production capabilities in China and Russia. In addition, marketing activities will be intensified to support a full slate of new products scheduled for introduction during the remainder of 2011. In Western Europe, our product launches include
CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA

emissions compliant high horsepower and mid-range tractors, a forage harvester, mid-range combines, hay equipment and CVT-equipped sprayer models. South America’s product introductions include mid-range tractors, localized sprayers, axial flow combines and planters. Planned product introductions in North America include large square balers, an improved windrower, combines and the first high horsepower wheeled tractor range to be assembled in our Jackson, Minnesota facility.”
     Sales growth in the second quarter of 2011 was strongest in AGCO’s EAME region compared to the second quarter of 2010. The EAME region reported a sales increase of approximately 39.5% in the second quarter of 2011 compared to the production-constrained second quarter of 2010, excluding favorable currency translation impacts. In the North American region, sales in the second quarter of 2011 improved 5.0% compared to the second quarter of 2010, excluding favorable currency translation impacts. Sales in AGCO’s South American region were flat in the second quarter of 2011 compared to the second quarter of 2010, excluding favorable currency translation impacts. Stronger industry demand in the South American markets outside of Brazil was offset by modest sales declines in Brazil and Argentina.
     Sales growth and improved gross margins contributed to higher income from operations for the second quarter of 2011 compared to the second quarter of 2010. Increased production levels in Europe and North America, pricing and a richer product mix, which were partially offset by higher material costs, resulted in improved gross margins. Investments in new product development resulted in increased engineering expenses in the second quarter of 2011 compared to the same period last year. For the first six months of 2011, income from operations increased approximately $204.4 million compared to the same period in 2010 also due to an increase in net sales and margin improvement.
Market Update
     Industry Unit Retail Sales

	Tractors	Combines
	Change from	Change from
Six months ended June 30, 2011	Prior Year Period	Prior Year Period
North America	+ 1%	+ 8%
South America	-1%	+17%
Western Europe	+14%	+25%
     North America
     In the first six months of 2011, industry unit retail sales of tractors were up modestly and combines increased significantly from the high levels experienced in the same period in 2010. Despite unfavorable weather and planting delays, the expectation of record farm income supported the strength in unit retail sales of tractors and combines.

     South America
     Industry unit retail sales of tractors in first half of 2011 were relatively flat compared to the high levels in the same period in 2010. The declines in Brazil in the first half of 2011 were mostly offset by strong growth in other South American markets compared to record levels in the first half of 2010. Industry unit retail sales in Brazil remained solid due to attractive farm economics and supportive government financing rates that have been extended through the end of 2011.
     Western Europe
     Industry demand in Western Europe increased sharply during the first six months of 2011 compared to the prior year period. Despite dryer than normal conditions across much of Western Europe, the prospect for higher farm income produced growth in the first half of 2011 compared to weak industry unit retail sales in the comparable prior year period. The tractor sales growth was strongest in Germany, Finland, Scandinavia and France.
     “The world’s expanding consumption of food and fuel reinforces strong long-term demand for grain,” stated Mr. Richenhagen. “The elevated soft commodity prices, resulting from higher consumption levels, are providing positive support for farm income and for our industry. Despite the dry weather experienced in the first half of 2011 in Western Europe, higher commodity prices have spurred increased industry demand above the weak levels that existed in early 2010. Farm fundamentals are attractive and market demand remains strong in North America and South America. We remain positive on our 2011 industry view.”
     Regional Results
          AGCO Regional Net Sales (in millions)

			% change from
			2010 due to
		% change	currency
	Net sales	from 2010	translation(1)
Three months ended June 30, 2011
North America	$394.8	6.7%	1.7%
South America	496.8	10.8%	11.3%
Europe/Africa/Middle East	1,351.6	57.5%	18.1%
Rest of World	115.4	72.8%	20.8%

Total	$2,358.6	35.3%	12.9%

Six months ended June 30, 2011
North America	$754.2	15.5%	1.7%
South America	907.3	9.9%	9.5%
Europe/Africa/Middle East	2,280.3	55.1%	11.0%
Rest of World	214.5	75.1%	15.1%

Total	$4,156.3	35.3%	8.8%

(1)	See Footnotes for additional disclosure

     North America
     Favorable farm economics and improving growing conditions supported industry demand at high levels. AGCO’s North American sales increased approximately 13.8% in the first six months of 2011 compared to the first six months of 2010, excluding the impact of favorable currency translation. The most significant increases were in combines, implements and high horsepower tractors. Higher sales, the benefit of increased production, and cost control initiatives all contributed to growth in income from operations of $30.0 million during the first half of 2011 compared to the same period in 2010.
     South America
     AGCO’s sales in South America were relatively flat in the first six months of 2011 compared to the first six months of 2010 on a constant currency basis. Declines in lower horsepower tractors sold through a government subsidy program in Brazil were offset by growth in sales in other South American markets. Income from operations decreased $13.3 million in the first half of 2011 compared to the same period in 2010 due primarily to a less favorable geographic sales mix, increased material costs and higher engineering and product introduction expenses.
     EAME
     In Europe, higher commodity prices have improved the demand for farm equipment despite a dryer than normal spring season. Better market conditions resulted in robust sales growth in the EAME region compared to low sales levels in the first half of 2010, which were negatively impacted by weak market conditions and inventory reduction efforts. AGCO experienced the largest increases in Germany, France and Central Europe. Income from operations increased by $189.7 million in the first half of 2011 compared to the same period in 2010. Higher sales and production levels, pricing and a richer mix of products contributed to the improvement.
     Rest of World
     Net sales in AGCO’s Rest of World segment increased by 59.9% during the first half of 2011 compared to the prior year period, excluding the impact of currency translation. Substantial growth in Eastern Europe and Russia compared to depressed 2010 levels, along with growth in Australia, produced most of the increase. Income from operations in the Rest of World region increased $6.5 million in the first half of 2011 compared to the same period in 2010 despite an increase in market development expenses.
Outlook
     Global demand for farm equipment is expected to strengthen in 2011 compared to 2010. Market recovery in Western and Eastern Europe is expected to drive robust growth in those regions. Modest growth is projected for North America, and the South American market is expected to remain healthy.
     AGCO is targeting reported and adjusted earnings per share of $4.00 for the full year of 2011. Net sales are expected to range from $8.5 billion to $8.7 billion. Gross margin improvement is expected to be partially offset by increased engineering and market expansion expenditures.

* * * * *
     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m., Eastern Time, on Thursday, July 28, 2011. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Events” page in the “Company” section of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
* * * * *
Safe Harbor Statement
Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, margin improvements, investments in new product development and market expansion, industry demand, general economic conditions, improvements in production facilities, scheduled product releases, engineering efforts and capital expenditures, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2010. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•	The poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of any decline, and our forward-looking statements reflect merely our best estimates at the current time.
•	A majority of our sales and manufacturing take place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.
•	Most retail sales of the products that we manufacture are financed, either by our retail finance joint ventures with Rabobank or by a bank or other private lender. During

2011, our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the ongoing economic downturn, financing for capital equipment purchases generally has become more difficult and expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.
•	Both AGCO and our retail finance joint ventures have substantial accounts receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•	We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.
•	We have significant pension obligations with respect to our employees, and our available cash flow may be adversely affected in the event that payments become due under any pension plans that are unfunded or underfunded. Declines in the market value of the securities used to fund these obligations result in increased pension expense in future periods.
•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact results of operations and cash flows.
•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.
•	We depend on suppliers for raw materials, components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.
•	We have a substantial amount of indebtedness, and as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
* * * * *
About AGCO
AGCO, Your Agriculture Company, (NYSE:AGCO), a Fortune 500 company, was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra® and are distributed globally through 2,600 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. AGCO is headquartered in Duluth, GA, USA. In 2010, AGCO had net sales of $6.9 billion. http://www.agcocorp.com.
# # # # #
Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$573.1	$719.9
Accounts and notes receivable, net	1,062.9	908.5
Inventories, net	1,658.2	1,233.5
Deferred tax assets	60.2	52.6
Other current assets	243.5	206.5

Total current assets	3,597.9	3,121.0
Property, plant and equipment, net	1,108.3	924.8
Investment in affiliates	369.8	398.0
Deferred tax assets	37.6	58.0
Other assets	132.2	130.8
Intangible assets, net	228.4	171.6
Goodwill	734.8	632.7

Total assets	$6,209.0	$5,436.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$1.0	$0.1
Convertible senior subordinated notes	100.3	161.0
Securitization facilities	150.7	113.9
Accounts payable	834.5	682.6
Accrued expenses	1,004.7	883.1
Other current liabilities	77.9	72.2

Total current liabilities	2,169.1	1,912.9
Long-term debt, less current portion	475.6	443.0
Pensions and postretirement health care benefits	235.0	226.5
Deferred tax liabilities	122.7	103.9
Other noncurrent liabilities	117.0	91.4

Total liabilities	3,119.4	2,777.7

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	0.9
Additional paid-in capital	1,060.2	1,051.3
Retained earnings	1,952.0	1,738.3
Accumulated other comprehensive income (loss)	44.3	(132.1)

Total AGCO Corporation stockholders’ equity	3,057.4	2,658.4

Noncontrolling interests	32.2	0.8

Total stockholders’ equity	3,089.6	2,659.2

Total liabilities and stockholders’ equity	$6,209.0	$5,436.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2011	2010
Net sales	$2,358.6	$1,743.0
Cost of goods sold	1,870.3	1,421.9

Gross profit	488.3	321.1
Selling, general and administrative expenses	216.5	164.8
Engineering expenses	66.2	55.0
Restructuring and other infrequent (income) expenses	(0.9)	0.5
Amortization of intangibles	4.9	4.3

Income from operations	201.6	96.5
Interest expense, net	12.5	8.3
Other expense, net	7.9	7.3

Income before income taxes and equity in net earnings of affiliates	181.2	80.9
Income tax provision	61.1	31.9

Income before equity in net earnings of affiliates	120.1	49.0
Equity in net earnings of affiliates	13.8	13.8

Net income	133.9	62.8
Net (income) loss attributable to noncontrolling interests	(0.2)	0.1

Net income attributable to AGCO Corporation and subsidiaries	$133.7	$62.9

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.41	$0.68

Diluted	$1.36	$0.66

Weighted average number of common and common equivalent shares outstanding:
Basic	94.7	92.9

Diluted	98.6	95.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2011	2010
Net sales	$4,156.3	$3,071.2
Cost of goods sold	3,312.1	2,525.5

Gross profit	844.2	545.7
Selling, general and administrative expenses	401.2	321.8
Engineering expenses	124.1	107.1
Restructuring and other infrequent (income) expenses	(0.7)	2.1
Amortization of intangibles	9.3	8.8

Income from operations	310.3	105.9
Interest expense, net	18.0	17.9
Other expense, net	10.2	4.8

Income before income taxes and equity in net earnings of affiliates	282.1	83.2
Income tax provision	91.8	35.7

Income before equity in net earnings of affiliates	190.3	47.5
Equity in net earnings of affiliates	25.2	25.3

Net income	215.5	72.8
Net (income) loss attributable to noncontrolling interests	(1.8)	0.2

Net income attributable to AGCO Corporation and subsidiaries	$213.7	$73.0

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.26	$0.79

Diluted	$2.17	$0.76

Weighted average number of common and common equivalent shares outstanding:
Basic	94.4	92.7

Diluted	98.4	96.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income	$215.5	$72.8

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	73.6	64.8
Deferred debt issuance cost amortization	1.9	1.4
Amortization of intangibles	9.3	8.8
Amortization of debt discount	4.1	8.0
Stock compensation	11.4	5.2
Equity in net earnings of affiliates, net of cash received	(17.4)	(18.9)
Deferred income tax provision (benefit)	1.0	(5.8)
Other	(1.5)	(0.1)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(42.6)	(18.7)
Inventories, net	(269.3)	(227.1)
Other current and noncurrent assets	(26.3)	(33.1)
Accounts payable	74.4	104.5
Accrued expenses	69.8	34.6
Other current and noncurrent liabilities	(2.4)	17.1

Total adjustments	(114.0)	(59.3)

Net cash provided by operating activities	101.5	13.5

Cash flows from investing activities:
Purchases of property, plant and equipment	(112.4)	(45.3)
Proceeds from sale of property, plant and equipment	0.8	0.3
Purchase of businesses, net of cash acquired	(88.3)	—
Investments in consolidated affiliate, net of cash acquired	(25.0)	—
Investments in unconsolidated affiliates, net	(6.0)	—

Net cash used in investing activities	(230.9)	(45.0)

Cash flows from financing activities:
Conversion of convertible senior subordinated notes	(60.7)	—
Procceds from (repayment of) debt obligations, net	18.3	(14.5)
Payment of minimum tax withholdings on stock compensation	(2.5)	(11.0)
Distribution to noncontrolling interest	(0.5)	—
Proceeds from issuance of common stock	0.1	0.1

Net cash used in financing activities	(45.3)	(25.4)

Effect of exchange rate changes on cash and cash equivalents	27.9	(19.5)

Decrease in cash and cash equivalents	(146.8)	(76.4)
Cash and cash equivalents, beginning of period	719.9	651.4

Cash and cash equivalents, end of period	$573.1	$575.0

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     The Company recorded stock compensation expense as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Cost of goods sold	$0.4	$0.2	$0.7	$0.3
Selling, general and administrative expenses	6.6	3.3	11.0	5.2

Total stock compensation expense	$7.0	$3.5	$11.7	$5.5

2. INDEBTEDNESS
     Indebtedness at June 30, 2011 and December 31, 2010 consisted of the following:

	June 30,	December 31,
	2011	2010
6⅞% Senior subordinated notes due 2014	$—	$267.7
4½% Senior unsecured term loan due 2016	289.8	—
1¾% Convertible senior subordinated notes due 2033	100.3	161.0
1¼% Convertible senior subordinated notes due 2036	179.3	175.2
Securitization facilities	150.7	113.9
Other long-term debt	7.5	0.2

	727.6	718.0
Less: Current portion of long-term debt	(1.0)	(0.1)
1¾% Convertible senior subordinated notes due 2033	(100.3)	(161.0)
Securitization facilities	(150.7)	(113.9)

Total indebtedness, less current portion	$475.6	$443.0

     Holders of the Company’s convertible senior subordinated notes may convert the notes, if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of June 30, 2011 and December 31, 2010, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 3/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending June 30, 2011 and December 31, 2010, respectively, and, therefore, the Company classified the notes as a current liability. Future classification of both series of notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters.
     During the six months ended June 30, 2011, holders of the Company’s 1 3/4% convertible senior subordinated notes converted approximately $60.7 million of principal amount of the notes. The Company issued 1,577,889 shares associated with the $84.2 million excess conversion value of the notes. The Company reflected the repayment of the principal of the notes totaling $60.7 million within “Conversion of convertible senior subordinated notes” within the Company’s Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2011.

     The Company’s €200.0 million of 6⅞% senior subordinated notes due April 15, 2014, issued in April 2004, were redeemed at a price of 101.146% of their principal amount on May 2, 2011, in accordance with the redemption provisions of the indenture agreement. The Company funded the redemption of the notes with a new €200.0 million senior unsecured term loan with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland.” The new term loan is due May 2, 2016 and bears interest at a fixed rate of 4 1/2%. During the three months ended June 30, 2011, the Company recorded a loss of approximately $3.1 million associated with the premium paid to the holders of the notes and a write-off of approximately $1.2 million of unamortized deferred debt issuance costs associated with the redemption within “interest expense, net” in the Company’s Condensed Consolidated Statements of Operations.
3. INVENTORIES
     Inventories at June 30, 2011 and December 31, 2010 were as follows:

	June 30,	December 31,
	2011	2010
Finished goods	$637.7	$422.6
Repair and replacement parts	484.7	432.4
Work in process	150.9	90.2
Raw materials	384.9	288.3

Inventories, net	$1,658.2	$1,233.5

4. ACCOUNTS RECEIVABLE SALES AGREEMENTS AND SECURITIZATION FACILITIES
     At June 30, 2011, the Company’s accounts receivable securitization facilities in Europe had outstanding funding of approximately €104.0 million (or approximately $150.7 million). The Company recognized approximately $150.7 million of accounts receivable sold through its European securitization facilities within the Company’s Condensed Consolidated Balance Sheets as of June 30, 2011, with a corresponding liability equivalent to the funded balance of the facility.
     At June 30, 2011, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of substantially all of its wholesale receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its 49% owned U.S. and Canadian retail finance joint ventures. As of June 30, 2011, net cash received from receivables sold under the U.S. and Canadian accounts receivable sales agreements was approximately $421.4 million.
     At June 30, 2011, the Company also had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in France, Germany, Denmark, Sweden and Austria to the relevant AGCO Finance entities in those countries. As of June 30, 2011 and December 31, 2010, cash received from receivables sold under these accounts receivable sales agreements in Europe was approximately $195.4 million and $169.2 million, respectively.
     Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” and “Interest expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.2 million and $8.8 million during the three and six months ended June 30, 2011, respectively, compared to $4.3 million and $7.5 million during the three and six months ended June 30, 2010, respectively.

     The Company’s AGCO Finance retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. The receivables associated with these arrangements are without recourse to the Company. As of June 30, 2011 and December 31, 2010, these retail finance joint ventures had approximately $74.5 million and $50.2 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.
5. EARNINGS PER SHARE
     The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and six months ended June 30, 2011 and 2010 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$133.7	$62.9	$213.7	$73.0

Weighted average number of common shares outstanding	94.7	92.9	94.4	92.7

Basic net income per share attributable to AGCO Corporation and subsidiaries	$1.41	$0.68	$2.26	$0.79

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$133.7	$62.9	$213.7	$73.0

Weighted average number of common shares outstanding	94.7	92.9	94.4	92.7
Dilutive stock options, SSARs, performance share awards and restricted stock awards	0.3	0.2	0.4	0.5
Weighted average assumed conversion of contingently convertible senior subordinated notes	3.6	2.8	3.6	2.9

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	98.6	95.9	98.4	96.1

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$1.36	$0.66	$2.17	$0.76

6. SEGMENT REPORTING
     The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2011 and 2010 are as follows:

Three Months Ended	North	South	Europe/Africa/	Rest of
June 30,	America	America	Middle East	World	Consolidated
2011
Net sales	$394.8	$496.8	$1,351.6	$115.4	$2,358.6
Income from operations	20.0	37.9	168.5	6.7	233.1

2010
Net sales	$370.1	$448.2	$857.9	$66.8	$1,743.0
Income from operations	10.0	41.8	65.2	4.8	121.8

Six Months Ended	North	South	Europe/Africa/	Rest of
June 30,	America	America	Middle East	World	Consolidated
2011
Net sales	$754.2	$907.3	$2,280.3	$214.5	$4,156.3
Income from operations	32.7	71.3	251.1	13.1	368.2

2010
Net sales	$653.0	$825.5	$1,470.2	$122.5	$3,071.2
Income from operations	2.7	84.6	61.4	6.6	155.3
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Segment income from operations	$233.1	$121.8	$368.2	$155.3
Corporate expenses	(20.9)	(17.2)	(38.3)	(33.3)
Stock compensation expense	(6.6)	(3.3)	(11.0)	(5.2)
Restructuring and other infrequent income (expenses)	0.9	(0.5)	0.7	(2.1)
Amortization of intangibles	(4.9)	(4.3)	(9.3)	(8.8)

Consolidated income from operations	$201.6	$96.5	$310.3	$105.9

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended June 30, 2011 and 2010 (in millions, except per share data):

	Three months ended June 30,
	2011			2010
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$200.7	$133.1	$1.35	$97.0	$63.3	$0.66
Restructuring and other infrequent (income) expenses(2)	(0.9)	(0.6)	(0.01)	0.5	0.4	—

As reported	$201.6	$133.7	$1.36	$96.5	$62.9	$0.66

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent income recorded during the second quarter of 2011 related primarily to a reversal of approximately $0.9 million of previously accrued legally required severance payments associated with the rationalization of the Company’s French operations. The restructuring and other infrequent expenses recorded during the second quarter of 2010 related primarily to severance and other related costs associated with the Company’s rationalization of its operations in Denmark, Spain and France.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the six months ended June 30, 2011 and 2010 (in millions, except per share data):

	Six months ended June 30,
	2011			2010
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$309.6	$213.2	$2.17	$108.0	$74.6	$0.78
Restructuring and other infrequent (income) expenses(2)	(0.7)	(0.5)	—	2.1	1.6	0.02

As reported	$310.3	$213.7	$2.17	$105.9	$73.0	$0.76

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent income recorded during the first six months of 2011 related primarily to a reversal of approximately $0.9 million of previously accrued legally required severance payments associated with the rationalization of the Company’s French operations. The restructuring and other infrequent expenses recorded during the first six months of 2010 related primarily to severance and other related costs associated with the Company’s rationalization of its operations in Denmark, Spain, Finland and France.

     This earnings release discloses the percentage change in regional net sales due to currency translation. The following is a reconciliation of net sales for the three months ended June 30, 2011 at actual exchange rates compared to 2010 adjusted exchange rates (in millions, except percentages):

	Three Months Ended		% change from
	June 30,		2010
	2011 at Actual	2011 at Adjusted	due to currency
	Exchange Rates	Exchange Rates (1)	translation
North America	$394.8	$388.5	1.7%
South America	496.8	446.3	11.3%
EAME	1,351.6	1,196.7	18.1%
Rest of World	115.4	101.5	20.8%

Total	$2,358.6	$2,133.0	12.9%

(1)	Adjusted exchange rates are 2010 exchange rates.
     The following is a reconciliation of net sales for the six months ended June 30, 2011 at actual exchange rates compared to 2010 adjusted exchange rates (in millions, except percentages):

	Six Months Ended		% change from
	June 30,		2010
	2011 at Actual	2011 at Adjusted	due to currency
	Exchange Rates	Exchange Rates (1)	translation
North America	$754.2	$743.3	1.7%
South America	907.3	828.9	9.5%
EAME	2,280.3	2,119.0	11.0%
Rest of World	214.5	196.0	15.1%

Total	$4,156.3	$3,887.2	8.8%

(1)	Adjusted exchange rates are 2010 exchange rates.